Exhibit 5.6

February 27, 2015

LifePoint Hospitals, Inc.

330 Seven Springs Way

Brentwood, TN 37027

Re:                             LifePoint Hospitals, Inc.

Ladies and Gentlemen:

We have acted as special Arizona counsel to LifePoint Hospitals, Inc., a Delaware corporation (the “Company”), and to PHC-Fort Mohave, Inc., an Arizona corporation (“PHC-Fort Mohave”), and PHC-Lake Havasu, Inc., an Arizona corporation (“PHC-Lake Havasu,” and together with PHC-Fort Mohave, the “Subsidiaries”), in connection with the Subsidiaries’ guarantees (the “Debt Guarantees”) of debt securities (the “Debt Securities”) to be issued by the Company pursuant to (i) a form of senior notes indenture (the “Senior Notes Indenture”), between the Company and the trustee party thereto or (ii) a form of subordinated notes indenture (the “Subordinated Notes Indenture” and, together with the Senior Notes Indenture, the “Indentures”), between the Company and the trustee party thereto, which were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Company’s registration statement on Form S-3 (the “Registration Statement”) on February 27, 2015.

In rendering these opinions, we have examined: (i) the Articles of Incorporation and Bylaws of each Subsidiary as amended to date; (ii) resolutions of each Subsidiary’s Board of Directors; and (iii) such statutory provisions, certificates, and other documents as we have deemed appropriate or necessary as a basis for the opinions expressed below.  We also have examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company and the Subsidiaries.

On the basis of, and subject to, the foregoing, it is our opinion that:

1.             Each of the Subsidiaries has been organized under the Arizona Business Corporation Act (Title 10, Chapters 1 through 17, of the Arizona Revised Statutes), and its status is active.

2.             Each of the Subsidiaries has the requisite corporate power and capacity to guarantee the Debt Securities pursuant to the terms of the Indentures and perform its obligations under the Debt Guarantees.

3.             The Debt Guarantees, upon being duly authorized by all necessary corporate action, executed by an authorized signatory and delivered, will be validly authorized, executed, and delivered for corporate law purposes by each Subsidiary.

This opinion is limited to the law of the State of Arizona.  We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm White & Case LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement.  Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained in this letter to reflect any facts or circumstances which subsequently may come to our attention, or any future changes in laws.

Very truly yours,

/s/ Samuel G. Coppersmith
For Coppersmith Brockelman PLC